UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2010

 ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On September 20, 2010, Ultimate Escapes, Inc. (the “Company”), together with certain of its wholly owned subsidiaries (together with the Company, the “UE Companies”), filed a voluntary petition (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The UE Companies continue to operate their business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Chapter 11 Case described in Item 1.03 above constituted an event of default or otherwise triggered repayment obligations under a number of instruments and agreements relating to direct and indirect financial obligations of the UE Companies (the “Debt Documents”).  As a result of this event of default, the obligations under the Debt Documents became, or may become at the election of the respective lenders, immediately due and payable.  The Debt Documents and approximate amount of debt currently outstanding thereunder are as follows:

•
Consolidated Amended and Restated Loan and Security Agreement, dated as of September 15, 2009, as amended (the “Loan Agreement”), with CapitalSource Finance LLC (the “Agent”) and the other lenders party thereto (collectively, the “Lenders”) with respect to approximately $97.5 million of principal and accrued and unpaid interest as of the date hereof; and

•
Second Mortgage Note among JDI Ultimate, L.L.C. and the borrowers listed therein dated April 30, 2007, as assigned by JDI Ultimate, L.L.C. to Ultimate Resort Holdings, LLC pursuant to the terms of that certain Assignment and Assumption of Loan dated as of October 29, 2009 with respect to approximately $10.5 million of principal and accrued and unpaid interest as of the date hereof.

The Company believes that any efforts to enforce the payment obligations under the Debt Documents are stayed as a result of the filing of the Chapter 11 Case in the Bankruptcy Court.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated September 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: September 20, 2010

EXHIBIT INDEX

99.1	Press Release dated September 20, 2010.